150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	**20160158724-36**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **04/06/2016 9:57 AM**
	Entity Number **E0731622006-8**

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

CAR CHARGING GROUP, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

SERIES C CONVERTIBLE PREFERRED STOCK

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The following provision is hereby added to Section 1:

"Purchase Price" shall mean the purchase price actually paid by Holder for a share of Preferred Stock or the value of the consideration given by the Holder for a share of Preferred Stock, not to exceed the Stated Value.

Section 7 is hereby deleted in its entirety and replaced with the following:
[see Exhibit A attached hereto for continuation]

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A

AMENDMENT TO
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS OF
SERIES C PREFERRED STOCK OF
CAR CHARGING GROUP, INC.

Section 7. Redemption.

a) Redemption at Option of Holder.

i. At any time from the two (2) year anniversary of the Original Issue Date, the Preferred Stock may be redeemed, at the request of Holder(s) representing at least sixty percent (60%) of the outstanding Preferred Shares, at a price equal to 100% of the Purchase Price plus all accrued but unpaid dividends plus 1% per month, compounded monthly from the Original Issue Date (the "Holder Redemption Request"). The Corporation may choose to honor such Holder Redemption Request from funds legally available for distribution. In the event that the Corporation chooses not to honor the Holder Redemption Request, the Cash Dividend Rate and the PIK Dividend Rate shall thereafter be increased by a multiple of two (2), commencing in the first quarter following the Holder Redemption Request.

ii. Holders shall effect the redemption by providing the Corporation with the form of conversion notice attached hereto as Annex B (a "Holder Notice of Redemption"). Each Notice of Redemption shall specify the number of shares of Preferred Stock owned prior to the redemption at issue, which date may not be prior to the date the applicable Holder delivers by facsimile such Holder Notice of Redemption to the Corporation (such date, the "Holder Redemption Date"). If no Holder Redemption Date is specified in a Holder Notice of Redemption, the Holder Redemption Date shall be the date that such Holder Notice of Redemption to the Corporation is deemed delivered hereunder. No ink-original Holder Notice of Redemption shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Holder Notice of Redemption form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. If the Corporation chooses to redeem any Preferred Shares upon a Holder Redemption Request, then all Preferred Shares shall be Redeemed. Shares of Preferred Stock redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. Notwithstanding anything to the contrary, no such redemption under this Section shall result in any Holder exceeding the Beneficial Ownership Limitation.

iii. A Holder Notice of Redemption may be withdrawn at any time prior to the Corporation's acceptance and effectuation of the requested redemption.

iv. Notwithstanding the above, (a) the aggregate redemption payment by the Corporation under this Section 7(a) shall be reduced by (i) the amount of Escrow Funds, if any, that were released to the Purchasers in accordance with the Purchase Agreement (with any such reduction in the aggregate redemption payment applied pro rata to the Holders who received (or whose predecessors received) distributions from the Escrow Funds, in proportion to such distributions received and (ii) if any Escrow Funds have been released to the Purchasers, the value, when issued, of any PIK Dividends that were issued and

attributable to the Preferred Shares directly associated with the Escrow Funds from and after the date such Escrow Funds were released to the Purchasers, in accordance with the Purchase Agreement and Escrow Agreement, and (b) the Corporation may pay the redemption payment in a lump sum or in eight equal quarterly installments, as its election.

b) Redemption at Option of the Corporation.

i. Commencing sixty (60) days after the Original Issue Date, the Preferred Stock may be redeemed at the option of the Corporation, at a price equal to 120% of the Stated Value plus all accrued but unpaid dividends in cash at the Cash Dividend Rate (the "Optional Redemption Amount"), upon occurrence of either of the following:

1) (A) the VWAP of the Corporation's Common Stock exceeds a minimum of three (3.0) times the Conversion Price in effect for fifteen (15) consecutive trading days; (B) for such fifteen (15) consecutive trading days, the Corporation's Common Stock has a daily trading volume exceeding 150,000 shares per Trading Day; and (C) the Corporation has an effective Registration Statement that covers not only the shares contemplated by the Purchase Agreement but also all shares issued or receivable in accordance with the 2013 Transactions or such shares are available for resale under Rule 144, without regard to volume or manner of sale limitation; OR

2) the Corporation completes a Qualified Transaction. For the purposes of this Section 8(b)(i)(2), a "Qualified Transaction" shall mean a transaction or transactions by the Corporation (A) resulting in gross proceeds greater than 120% of (x) the Stated Value per Preferred Share multiplied by (y) the number of outstanding Preferred Shares and (B) such transaction closes within one year from the Closing Date.

In the event of (1) or (2) above, the holders of Preferred Shares shall have the option to either receive the Optional Redemption Amount or convert their Preferred Shares into underlying Common Shares upon thirty (30) days written notice from the Corporation (the "Corporation Redemption Request"). Upon the expiration of such notice period, any Preferred Shares that had not been converted shall no longer have conversion rights. In the event of (1) above, the Corporation shall provide a mechanism (e.g., blocker, or cashless exercise of warrants or other similar provision) such that when the Holders convert their Preferred Shares, each Holder's respective holdings remain under a 9.99% ownership threshold. In the event of a Corporation Redemption Request, any funds held in the Escrow Account will be released to the Corporation upon either (A) payment of the Optional Redemption Amount or (B) conversion of all of the Preferred Shares. In the event of (1) above, the Corporation shall provide a mechanism (e.g., blocker, or cashless exercise of warrants or other similar provision), subject to the approval or waiver of any Holder whose holdings would otherwise exceed the Beneficial Ownership Limitation such that when the Holders convert their Preferred Shares, each Holders' respective holdings remain within the Beneficial Ownership Limitation. If any such Holder does not approve such mechanism, the Corporation will limit its Corporate Redemption Request to such quantity that the Holder's holdings will remain under the Beneficial Ownership Limitation.